                                                            Exhibit 10.2


                      Agreement with Michael E. Szymanczyk


                                  May 15, 2002

Michael E. Szymanczyk
Chairman
Philip Morris Incorporated
120 Park Avenue
New York, NY  10017

Dear Mike:

         This letter agreement sets forth the terms of certain enhanced retirement arrangements that will be provided to you by Philip Morris Incorporated (the "Company") if you satisfy the applicable terms and conditions set forth in this letter.

         1. Pension Benefits.

            a. In General. If you continue in employment with the Company, the parent corporation of the Company, or any subsidiary of such parent (collectively, the "Affiliated Group") until you attain the age of 55 on January 3, 2004, or if, prior to such date, you suffer a Termination Event (as hereinafter defined), then the Company will at any subsequent retirement date or, in the case of a Termination Event, at your termination of employment (a) credit you with an additional five years of service for all purposes in calculating your benefits under the defined benefit portion of the Philip Morris Benefit Equalization Plan (the "DB BEP") and (b) calculate your benefits under the DB BEP as of your retirement or termination date without any actuarial reduction for early commencement. To the extent that you continue in employment with the Affiliated Group after attaining age 55, you will also be credited for all purposes under the DB BEP with two years of service, rather than one, for each year of service that would otherwise have been credited for continued employment after attaining age 55 and before attaining age 60. The enhanced benefits payable under this paragraph (that is, those benefits exceeding those provided for under the regular terms of the DB BEP) will be paid pursuant to the Supplemental Management Employees' Retirement Plan of Philip Morris Companies Inc., in which the Company is a Participating Company, and will be subject to the provisions of your Employee Grantor Trust Enrollment Agreement dated January 15, 1996, or any successor agreement.

            b. Termination Event. For purposes of this letter agreement, "Termination Event" means an involuntary termination of your employment with the Affiliated Group without "Cause" (as defined in the Employment Agreement dated November 1, 1997, between Philip Morris Companies Inc. and you, or in the most recent of any successor employment agreements between you and any member of the Affiliated Group that defines "Cause" (the relevant agreement being referred to herein as the "Employment Agreement")), whether or not such termination occurs during the "Employment Period" as defined in the Employment Agreement. Thus, by way of illustration, if your employment with the Affiliated Group were terminated without Cause prior to a Change of Control (as defined in

                                                                    Exhibit 10.2

Michael E. Szymanczyk
May 15, 2002
Page 2

the Employment Agreement) such occurrence would constitute a Termination Event hereunder notwithstanding that you might not be entitled to severance pursuant to the Employment Agreement.

            c. Enhancement Upon Death or Disability. If during your continued employment with the Affiliated Group you die or become disabled prior to attaining age 55, you or your spouse would be entitled to receive a Philip Morris pension benefit enhancement based on adding five years to your actual service as of your date of death or disability. During such continued employment: (1) if you become disabled prior to age 55, you will be entitled to receive an immediate Philip Morris and Kraft Foods 100% Joint and Survivor pension benefit without reduction for early commencement; (2) if you die prior to age 55, your spouse will be entitled to receive commencing as of the date you would have attained age 55 the survivor portion of a Philip Morris and Kraft Foods 100% Joint and Survivor pension benefit without reduction for early commencement; and (3) should you die on or after attaining age 55 and prior to retirement, your spouse would be entitled to receive the survivor portion of an immediate Philip Morris and Kraft Foods 100% Joint and Survivor pension benefit without reduction for early commencement. The enhanced benefits would be payable pursuant to the Supplemental Management Employees Retirement Plan of Philip Morris Companies Inc., and offset by (i) benefits payable from the Philip Morris Salaried Employees' Retirement Plan, the Philip Morris Benefit Equalization Plan, the Kraft Foods, Inc. Retirement Plan, and the Kraft Foods, Inc. Supplemental Benefits Plan I and II and (ii) the amounts determined under your Employee Grantor Trust Enrollment Agreement referred to in paragraph 1.a above.

         2. Post-retirement Health Benefits. If you continue in employment with the Affiliated Group until you attain the age of 57 on January 3, 2006, or if you suffer a Termination Event prior to such date, the Company will make arrangements (which may include making payments on your behalf on a basis that holds you harmless for taxes on such payments) ensuring that the cost to you and your eligible dependents of any post-retirement health benefits provided by the Company are no greater than the contributions required of Company employees who retire with 25 years of service.

         3. Restricted Stock. If you continue in employment with the Affiliated Group until you attain the age of 57 on January 3, 2006 but thereafter retire before June 23, 2008, the Company will recommend that the Compensation Committee of the Board of Directors of Philip Morris Companies Inc. (the "Compensation Committee") exercise its discretion to vest your 61,000 shares of restricted common stock of Philip Morris Companies Inc. that would otherwise vest if you continued employment until June 23, 2008. The decision whether to follow the Company's recommendation is within the discretion of that Committee; however, to the extent that the Compensation Committee does not follow such recommendation, the Company shall promptly pay you, in exchange for such restricted shares, an amount in cash equal to the product of the then fair market value of a share of common stock of Philip Morris Companies Inc. multiplied by the number of such 61,000 restricted shares that the Compensation Committee has not elected to vest.

         4. Termination Before Retirement Eligibility. If you should suffer a Termination Event before attaining age 55, (a) you will be treated for purposes of Annual Incentive Awards, Long-Term Incentive Awards, and stock awards other than options in the same manner (generally, under current practice, the receipt of a prorated award) as executives then retiring after attaining age 55; and (b) you

                                                                    Exhibit 10.2

Michael E. Szymanczyk
May 15, 2002
Page 3

will be treated, for purposes of any outstanding stock options awarded to you by the Company or Philip Morris Companies Inc., as having terminated employment by "Retirement."

         5. Agreement Contingent on Non-competition. Subject to the last sentence of this paragraph 5, all of the enhanced retirement and termination arrangements described in paragraphs 1 through 4 above are contingent on your agreement that you will not while employed by any member of the Affiliated Group and for a period of 24 months thereafter (a) acquire an ownership interest exceeding five percent in or (b) become employed by, enter into a consulting arrangement with, or otherwise perform services for any company or business that is in competition with any material business of any member of the Affiliated Group to which you devoted substantive attention during your employment with the Affiliated Group, except with the written permission of the Chief Executive Officer of Philip Morris Companies Inc. You acknowledge that the enhanced arrangements described in this agreement are sufficient consideration for this non-competition agreement and that, in light of the positions you hold and have held as an executive of members of the Affiliated Group, the constraint imposed on your rending services to others is a reasonable one. You further agree that, if reasonably requested to do so by the Company and as a condition for receiving the benefits of paragraphs 1 through 4 of this agreement, you will upon your termination of employment with the Affiliated Group enter into a non-competition agreement that further defines the companies or businesses to which you may not provide services during the 24-month period referred to in this paragraph and that may provide for enforcement of your agreement not to compete by requiring the return of any such benefits received, by injunctive relief, or by other means. Notwithstanding the foregoing, the post-employment restrictions contained in this paragraph 5 shall not apply following the occurrence of the "Effective Date", as defined in the Employment Agreement.

         6. Vacation. Effective upon your execution of this letter agreement, you will become entitled to five weeks of paid vacation per calendar year during each year of your continued employment with the Affiliated Group.

         7. Miscellaneous.

            a. Letter Agreement Interpretation and Amendment. This letter agreement is governed by the laws of New York, without regard to any jurisdiction's choice of law principles. The invalidity or unenforceability of any provision or any portion of a provision of this letter agreement shall not affect the validity or enforceability of any other provision or any other portion of a provision of this letter agreement. This letter agreement may not be amended or otherwise modified other than by a written agreement executed by the parties to this letter agreement or their respective successors or legal representatives.

            b. Other Agreements. This agreement provides benefits and reflects agreements that supplement any prior written agreements between you and members of the Affiliated Group regarding the subject matter hereof and shall be construed accordingly. Nothing herein is intended to affect any rights or claims you may have to severance and similar benefits upon the termination of your employment with the Affiliated Group, except that the benefits payable under this letter agreement upon any Termination Event that occurs prior to the occurrence of a Change of Control as defined in the Employment Agreement shall be in lieu of any other severance or similar benefits, or to

                                                                    Exhibit 10.2

Michael E. Szymanczyk
May 15, 2002
Page 4

suggest that the parties intend this letter agreement to embody all their respective obligations in connection with any such termination.

            c. Dispute Resolution. Any disputes arising under or in connection with this letter agreement will be resolved by binding arbitration to be held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will pay its own costs of arbitration or litigation, including, without limitation, its own attorneys' fees. Notwithstanding the preceding sentence, reasonable costs of arbitration or litigation relating to a particular issue, including, without limitation, your attorneys' fees, will be borne by the Company if you prevail on that issue in a final determination by a tribunal of competent jurisdiction, including binding arbitration under this paragraph.

            d. Successors and Assignment. This letter agreement will be binding on and inure to the benefit of you, the Company, and your and the Company's respective heirs, executors, successors, and permitted assigns. If for any reason the Company is unable to make payments or provide benefits that become due under this letter agreement, Philip Morris Companies Inc. will promptly make such payments or provide such benefits and, to the extent it does so, shall become subrogated to your rights against the Company. This letter agreement may not be assigned in whole or in part by either party without the written consent of the other, except that the Company may assign this letter agreement, without your consent, to any business entity into which or with which it may merge or to which it may transfer substantially all of its assets, provided that the assignee assumes the liabilities, obligations, and duties of the Company contained in this letter agreement either contractually or as a matter of law.

         If the terms of this letter agreement are acceptable to you, please sign and date this letter as indicated below and return it to me.


                                         Very truly yours,


                                         /s/ KENNETH MURPHY
                                         --------------------------------------
                                         Kenneth Murphy
                                         Senior Vice President, Human Resources
                                         Philip Morris Incorporated




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                                                                    Exhibit 10.2

Michael E. Szymanczyk
May 15, 2002
Page 5



Accepted and agreed this 15th day
of May, 2002



/s/ MICHAEL E. SZYMANCZYK
---------------------------------
Michael E. Szymanczyk



Accepted and agreed this 15th day
of May, 2002



/s/ TIMOTHY A. SOMPOLSKI
---------------------------------
Timothy A. Sompolski
Senior Vice President, Human Resources
  and Administration
Philip Morris Companies Inc.